Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of iShares, Inc. of our report dated June 19, 2019, relating to the financial statements and financial highlights, which appears in iShares Asia/Pacific Dividend ETF and iShares Emerging Markets Dividend ETFs’ Annual Report on Form N-CSR for the year ended April 30, 2019. We also consent to the references to us under the headings “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Francisco, CA

August 22, 2019